Exhibit 99.1

BULLDOG RELEASES NEW YARD BOSSTM

Next Generation Sensor Enhances Security Applications

Richmond, British Columbia, Canada - May 26, 2004 - Bulldog Technologies Inc. (OTCBB: BLLD) announced today the release of its new Yard BOSSTM remote monitoring sensor, the RB-210. The new Yard BOSS™ represents the second generation of remote monitoring sensor, and is expected to replace the RB-100 Yard BOSS™ by offering enhanced security features and increased functionality.

"We believe this next generation of our technology represents a dramatic improvement versus our Yard BOSSTM RB-100 model," said John Cockburn, Chief Executive Officer of Bulldog Technologies. "We have seen substantial interest from some of the largest international shippers of cargo in our products, and feel that that this Yard BOSSTM further enhances our ability to secure and protect cargo."

The Yard BOSSTM RB-210 connects across the locking rods of the shipping container/cargo trailer and provides real time security status on the integrity of the container/trailer door seal, as well as motion sensitivity and impact or tamper monitoring.

The RB-210 will enhance and replace the existing RB-100 Yard BOSSTM remote monitoring sensor, which did not provide a door seal monitoring capability. The new monitoring devices are backward compatible with existing Yard BOSSTM Systems, and will not require any network upgrades to deploy. By combining motion, tamper sensitivity and electronic sealing into one remote security product, Bulldog has greatly increased the level of security that can be offered with its Yard BOSSTM product line.

The operators of the Yard BOSSTM System will also be able to manipulate or periodically disable motion and tamper sensitivity, while continually monitoring seal status. This continual seal monitoring will allow the integrity of the seal to be digitally verified even when the shipping containers/trailers are being moved or transported within the yard, giving yard operators and shipping ports, maximum flexibility in their operating procedures.

The Yard BOSSTM RB-210 is available for viewing and demonstration at the upcoming International Truck Show in Las Vegas Nevada on June 10, 11 and 12, 2004. http://www.truckshow.com

Bulldog Technologies Inc. is a provider of wireless security systems for the cargo transportation industry. Bulldog has developed the Road BOSSTM (Bulldog Online Security System) for cargo transported in trailers, delivery trucks/vans, and sea containers, and the Yard BOSS™ for cargo stored in yards.

For further information, visit Bulldog on the World Wide Web at www.bulldog-tech.com

For further information contact Ed Lewis, CEOcast, Inc. for Bulldog Technologies at (212) 732-4300.